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                            Willkie Farr & Gallagher
                              One Citicorp Center
                              153 East 53rd Street
                         New York, New York 10022-4677





March 17, 1997




Warburg, Pincus Trust II
466 Lexington Avenue
New York, New York 10017-3147

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Trust II (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, in connection with the preparation of a Registration Statement on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") on January 2, 1997 (the "Registration Statement"). The Registration Statement covers the offer and sale of an indefinite number of shares of beneficial interest of each of two series of the Trust, the Fixed Income Portfolio and the Global Fixed Income Portfolio (the "Portfolios"), in each case par value $.001 per share (collectively, the "Shares").

We have examined copies of the Trust's Declaration of Trust, (the "Declaration"), the Trust's By-Laws, the Trust's Registration Statement, as amended, on Form N-1A, Securities Act File No. 333-19175 and Investment Company Act File No. 811-07999 (the "Registration Statement"), and all resolutions adopted by the Trust's Board of Trustees at the Portfolios' organizational meeting held on January 15, 1997. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the Shares, when duly sold, issued and paid for in accordance with the terms of the Declaration, the Trust's By-Laws and the Registration Statement, will be validly issued and will be fully paid and non-assessable shares of beneficial interest of the Trust, except that, as set forth in the Registration Statement, shareholders of

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the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are admitted to practice only in the State of New York and are not admitted to practice under, nor are we experts with respect to, the laws of the Commonwealth of Massachusetts. Accordingly, in rendering the opinions set forth above when we have relied with your consent on the opinion of Sullivan & Worcester, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law.

Very truly yours,


/s/ Willkie Farr & Gallagher